                                                      EXHIBIT 4.1

                       LATTICE SEMICONDUCTOR CORPORATION

                         EMPLOYEE STOCK PURCHASE PLAN

             (AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 10, 1997)


                                   ARTICLE I

                                    PURPOSE

    The purpose of the Lattice Semiconductor Corporation Employee Stock Purchase Plan (the "Plan") is to provide a convenient and practical means by which employees of Lattice Semiconductor Corporation (the "Corporation") and the employees of any Participating Subsidiary (as hereinafter defined) may acquire stock of the Corporation. The Corporation believes that ownership of its stock by employees will mutually benefit the employees and the Corporation by creating a greater community of interest between the Corporation's stockholders and its employees. The Corporation intends that the Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code (as hereinafter defined).

                                  ARTICLE II

                                  DEFINITIONS

    The following terms, when capitalized, shall have the meaning specified below unless the context clearly indicates to the contrary.

    2.1 ACCOUNT shall mean each separate account maintained for a Participant under the Plan, collectively or singly as the context requires. Each Account shall be credited with a Participant's contributions, and shall be charged for the purchase of Shares. A Participant shall be fully Vested in the cash contributions to his or her Account at all times. The Plan Administrator may create special types of accounts for administrative reasons, even though the Accounts are not expressly authorized by the Plan.

    2.2 BOARD OF DIRECTORS shall mean the Board of Directors of the Corporation.

    2.3 CODE shall mean the Internal Revenue Code of 1986, as amended from time to time.

    2.4 COMMITTEE shall mean the Committee appointed by the Board of Directors in accordance with Section 8.1 of the Plan, if such a Committee be appointed.

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    2.5  COMPENSATION shall mean the total cash compensation paid to an
Employee as base salary in the period in question for the services rendered to the Employer by the Employee while a Participant. Compensation shall include the earnings waived by an Employee pursuant to a salary reduction arrangement under any cash or deferred compensation plan that is maintained by the Employer and that is intended to be qualified under Section 401(k) or
Section 125 of the Code, but shall not include earnings that are not part of the Employee's base salary such as overtime pay, severance pay, hiring or relocation bonuses, or pay in lieu of vacations or sick leave.

    2.6 COMMON STOCK shall mean the common stock, $.01 par value of the Corporation.

    2.7 CORPORATION shall mean Lattice Semiconductor Corporation, a Delaware Corporation.

    2.8  DISABILITY shall mean a total and permanent disability as defined in
Section 22(e)(3) of the Code.

    2.9 EMPLOYEE shall mean an individual who renders services to his or her Employer pursuant to a regular-status employment relationship with such Employer. A person rendering services to an Employer purportedly as an independent consultant or contractor shall not be an Employee for purposes of the Plan.

    2.10 EMPLOYER shall mean, collectively, the Corporation and any Participating Subsidiary, or any successor entity that continues the Plan, or all such entities collectively. All Employees of entities that constitute the Employer shall be treated as employed by a single company for all Plan purposes. In contexts in which actions are required or permitted to be taken or notices to be given, the Employer shall mean the Corporation or any successor corporation.

    2.11 EMPLOYMENT shall mean the period during which an individual is an Employee. Employment shall commence on the day the individual first performs services for the Employer as an Employee and shall terminate on the day such services cease, except as determined under Article X.

    2.12 ENROLLMENT DATE shall mean the first day of each Offering Period.

    2.13 OFFERING shall mean the offering of Shares pursuant to the Plan during an Offering Period.

    2.14 OFFERING PERIOD shall mean any one of the separate 6-month periods commencing on January 1 and July 1 of each calendar year; provided, however that the first Offering Period shall commence on the date set by the Plan Administrator as the Enrollment Date for the first Offering and shall continue through the earlier of the next succeeding June 30 or December 31, at which time such Offering shall terminate.


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    2.15 PARTICIPANT shall mean any Employee who is participating in any
Offering under the Plan pursuant to Article III.

    2.16 PARTICIPATING SUBSIDIARY shall mean a Subsidiary that is designated by the Board of Directors of the Company as a participating employer in the Plan.

    2.17 PAYROLL DEDUCTION AUTHORIZATION FORM shall mean the form provided by the Corporation on which a Participant shall elect to participate in the Plan and designate the amount or percentage of his or her Compensation to be contributed to his or her Account through payroll deductions.

    2.18 PLAN shall mean this document.

    2.19 PLAN ADMINISTRATOR shall mean the Board of Directors or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board of Directors, as described in Article VIII.

    2.20 PURCHASE DATE shall mean the last day of any Offering Period.

    2.21 RETIREMENT shall mean a Participant's termination of Employment on or after attaining the age of 65 or after the Plan Administrator has determined that a Disability has occurred with respect to the Participant.

    2.22 SHARE shall mean one share of Common Stock.

    2.23 SUBSIDIARY shall mean any corporation at least fifty percent (50%) or more of the total combined voting power of all classes of stock of which is owned or controlled directly or indirectly by the Corporation or one or more of such Subsidiaries or both.

    2.24 VALUATION DATE shall mean the date upon which the fair market value of Shares is to be determined for purposes of setting the price of Shares under Section 5.2 (that is, the Enrollment Date or the applicable Purchase
Date). If the Enrollment Date is not a date on which the fair market value may be determined in accordance with Section 5.3, the Valuation Date shall be the first day after the Enrollment Date for which such fair market value may be determined. If the Purchase Date is not a date on which the fair market value may be determined in accordance with Section 5.3, the Valuation Date shall be the first date prior to the Purchase Date on which such fair market value may be determined.

    2.25 VESTED shall mean non-forfeitable.


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                                 ARTICLE III

                            EMPLOYEE PARTICIPATION

    3.1  PARTICIPATION.  An Employee who meets the requirements of Section
3.2 below may elect to participate in the Plan, effective as of any future Enrollment Date, by completing and filing a Payroll Deduction Authorization Form as provided in Section 4.1. As of each Enrollment Date until the supply of Shares reserved under the Plan is exhausted, the Corporation hereby grants a right to purchase Shares under the terms of the Plan to each eligible Employee who has elected to participate in the Offering commencing on that Enrollment Date, in the amount, and on the terms provided in Article V.

    3.2  REQUIREMENTS FOR PARTICIPATION

         (a) An Employee shall become eligible to participate in the Plan on the first Enrollment Date on which he or she first meets all of the following requirements:

              (i) The Employee is employed by the Employer on the Enrollment Date for that offering and has been continuously employed by the Employer for a period of six months prior to the Enrollment Date;

             (ii) The Employee's customary period of Employment is for more than twenty (20) hours per week; and

            (iii) The Employee's customary period of Employment is for more than five (5) months in any calendar year.

         (b) Absent withdrawal from the Plan pursuant to Section 6.3, a Participant who has elected to participate in the Plan by completing and filing a Payroll Deduction Authorization Form with respect to an Offering Period will automatically be re-enrolled in the Plan on the next Enrollment Date immediately following the expiration of the Offering of which he or she is then a Participant, and the terms of the Payroll Deduction Authorization Form then on file with the Corporation shall remain applicable for the subsequent Offering Period until modified in accordance with Section 4.5.

         (c) A Participant shall become ineligible to participate in the Plan and shall cease to be a Participant when any of the following occurs:

              (i) the entity of which the Participant is an Employee ceases to be an Employer as defined in Section 2.10; or

             (ii) the Participant ceases to meet the eligibility requirements of Section 3.2(a).


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    The payroll deductions credited to the Account of any Participant who becomes ineligible during an Offering Period shall be returned to the Participant, and the ineligible Participant shall have no right to purchase Shares at the next Purchase Date.

    3.3  LIMITATIONS ON PARTICIPATION

         (a) No Employee may obtain a right to purchase Shares under the Plan if, immediately after such right is granted, the Employee owns or is deemed to own Shares possessing five percent (5%) or more of the combined voting power or value of all classes of stock of the Corporation or any parent or Subsidiary of the Corporation. For purposes of determining share ownership, the rules of Section 424(d) of the Code shall apply and Shares that the Employee may purchase under any options or rights to purchase, whether or not Vested, shall be treated as Shares owned by the Employee.

         (b) No Employee may obtain a right to purchase Shares under the Plan that permits the Employee's rights to purchase Shares under the Plan and any other employee stock purchase plan of the Corporation or any parent or Subsidiary of the Corporation to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 in fair market value of Shares (determined as of the Enrollment Date) for each calendar year in which such rights to purchase Shares are outstanding. For this purpose, the right to purchase Shares accrues on the Purchase Date of an Offering Period. This section shall be interpreted to permit an Employee to purchase the maximum number of Shares permitted under Section 423(b)(8) of the Code and regulations and interpretations adopted thereunder.

    3.4 VOLUNTARY PARTICIPATION. Participation in the Plan shall be voluntary.


                                  ARTICLE IV

                              PAYROLL DEDUCTIONS

    4.1 PAYROLL DEDUCTION AUTHORIZATION. An Employee may contribute to the Plan only by means of payroll deduction. A Payroll Deduction Authorization Form must be filed with the enrolling individual's payroll office not less than 15 days prior to the Enrollment Date as of which the payroll deductions are to take effect.

    4.2 AMOUNT OF DEDUCTIONS. A Participant may specify that he or she desires to make contributions to the Plan at a rate not less than $10.00 and not more than ten percent (10%) of the Participant's Compensation during each pay period in the Offering Period, or such other minimum or maximum percentages as the Plan Administrator shall establish from time to time. Such specification shall apply during any period of continuous participation in the Plan, unless modified or terminated as provided in Section 4.5 or as otherwise provided in the Plan. If a payroll deduction cannot be made in whole or in part because the Participant's pay for the period in question is insufficient to fund the


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deduction after having first withheld all the amounts otherwise deductible from his or her pay, the amount that was not withheld cannot be made up by the Participant nor will it be withheld from subsequent paychecks. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deduction to the Corporation.

    4.3 COMMENCEMENT OF DEDUCTIONS. Payroll deductions for a Participant shall commence with the first paycheck following the Enrollment Date of the Offering for which his or her Payroll Deduction Authorization Form is effective and shall continue indefinitely, unless modified or terminated as provided in
Section 4.5 or as otherwise provided in the Plan.

    4.4 ACCOUNTS. All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. Following each Purchase Date, the Plan Administrator shall promptly deliver a report to each Participant setting forth the aggregate payroll deductions credited to such Participant's Account during the preceding six months and the number of Shares purchased.

    4.5  MODIFICATION OF AUTHORIZED DEDUCTIONS.

         (a)  Participant may, prior to the commencement of each Offering
Period in which he or she will be a Participant, increase or reduce the amount of his or her payroll deduction, effective for all subsequent payroll periods, by completing an amended Payroll Deduction Authorization Form and filing it with his or her payroll office in accordance with Section 4.1; provided, however that no modification in a Participant's payroll deduction shall cause such Participant's contribution to be less than $10.00 or more than ten percent (10%) of such Participant's compensation during any pay period.

         (b) A Participant may at any time discontinue his or her payroll deductions by completing an amended Payroll Deduction Authorization Form and filing it with his or her payroll office, after which the Participant's participation in the Offering will terminate without automatic re-enrollment under Section 3.2(b), and the payroll deductions credited to such Participant's account shall be returned to the Participant.

         (c) For purposes of this Section 4.5, an amended Payroll Deduction Authorization Form shall be effective for a specific pay period when filed at least 15 days prior to the last day of such period.


                                   ARTICLE V

                              PURCHASES OF SHARES

    5.1 PURCHASE OF SHARES. Subject to the limitations of Article VI, on each Purchase Date in an Offering Period the Corporation shall apply the amount credited to each Participant's Account to the purchase of as many full Shares that may be purchased with such amount at the price set forth in


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Section 5.2, and shall issue such Shares to the Participant.  Payment for shares purchased under the Plan will be made only through payroll withholding in accordance with Article IV.

    5.2 PRICE. The price of Shares to be purchased under Section 5.1 on any Purchase Date shall be the lower of:

         (a) Eighty-five percent (85%) of the fair market value of the shares on the Enrollment Date of the Offering; or

         (b) Eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date of the Offering, provided that in no event shall the price be less than the book value per share of the Shares on the Purchase Date. For this purpose, the book value per share shall equal the aggregate book value of the Corporation on a consolidated basis (total assets minus total liabilities) at the end of the Company's fiscal quarter that is at the midpoint of the Offering Period, divided by the total number of shares of Common Stock (or common stock equivalents) outstanding at the end of the Company's fiscal quarter ended immediately prior to the Purchase Date.

    5.3  FAIR MARKET VALUE.

         (a) The fair market value of the Shares on any date shall be equal to the closing price of such shares on the Valuation Date, as reported on the NASDAQ National Market System or such other quotation system that supersedes it.

         (b) If prices for the Shares are not publicly quoted, the fair market value of the Shares shall be determined by the Plan Administrator in good faith. Such determination shall be conclusive and binding on all persons.

    5.4 UNUSED CONTRIBUTIONS. Any amount credited to a Participant's Account and remaining therein immediately after a Purchase Date because it was less than the amount required to purchase a full Share shall be carried forward in such Participant's Account for application on the next succeeding Purchase Date. No interest will be paid on the amounts accumulated.

    5.5 DELIVERY AND CUSTODY OF SHARES. Shares purchased by Employees pursuant to the Plan shall be delivered to the Employee or to an investment or financial firm appointed by the Plan Administrator to act as custodian on behalf of the Employee.

                                  ARTICLE VI

                          TERMINATION AND WITHDRAWAL

    6.1 TERMINATION OF EMPLOYMENT. Upon termination of a Participant's Employment for any reason other than as set forth in Section 6.2, the payroll deductions credited to such Participant's

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Account shall be returned to the Participant.  A Participant shall have no right to acquire Shares on any Purchase Date subsequent to termination of his or her Employment.

    6.2 TERMINATION UPON DEATH, RETIREMENT OR DISABILITY. Upon termination of the Participant's Employment because of his or her Death, Retirement or Disability, the payroll deductions credited to his or her Account shall be used to purchase Shares as provided in Article V on the next Purchase Date; provided that the next Purchase Date occurs within three (3) months of the date of termination. Any remaining balance in the participant's Account shall be returned to him or her or, in the case of death, any Shares purchased and any remaining balance shall be transferred to the deceased Participant's estate.

    6.3 WITHDRAWAL. A Participant may withdraw the entire amount credited to his or her Account under the Plan and thereby terminate participation in the current Offering at any time by giving written notice to the Corporation, but in no case may a Participant withdraw amounts within the 15 days immediately preceding a Purchase Date for that Offering. Any amount withdrawn shall be paid to the Participant promptly after receipt of proper notice of withdrawal. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period, unless the participant delivers to the Company a new Payroll Deduction Authorization Form.

                                  ARTICLE VII

                        SHARES PURCHASED UNDER THE PLAN

    7.1  SOURCE AND LIMITATION OF SHARES.

         (a) The Corporation has reserved for sale under the Plan 700,000 shares of its Common Stock, subject to adjustment upon changes in capitalization of the Corporation as provided in Section 9.2. Shares sold under the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases, but all shares sold under the Plan regardless of source shall be counted against the 700,000 Share limitation.

         (b) If there is an insufficient number of Shares to permit the full exercise of all existing rights to purchase Shares, or if the legal obligations of the Corporation prohibit the issuance of all Shares purchasable upon the full exercise of such rights, the Plan Administrator shall make a pro rata allocation of the Shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each Participant's Account. In such event, payroll deductions to be made shall be reduced accordingly and the Plan Administrator shall give written notice of such reduction to each Participant affected thereby. Any amount remaining in a Participant's Account immediately after all available Shares have been purchased will be promptly remitted to such Participant. Determination by the Plan Administrator in this regard shall be final, binding and conclusive on all persons. No payroll deductions shall be permitted under the Plan at any time when no Shares are available.


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    7.2  DELIVERY OF SHARES.  The rights to purchase Shares granted pursuant to this Plan will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Administrator from time to time. The Participant shall have no interest in Shares purchasable under the Plan until payment for the Shares has been completed at the close of business on the relevant Purchase Date. The Plan provides only an unfunded, unsecured promise by the Employer to pay money or property in the future. Except with respect to the Shares purchased on a Purchase Date, an Employee choosing to participate in the Plan shall have no greater rights than an unsecured creditor of the Corporation. After the purchase of the Shares, the Participant shall be entitled to all rights of a stockholder of the Corporation.

                                 ARTICLE VIII

                                ADMINISTRATION

    8.1 PLAN ADMINISTRATOR. At the discretion of the Board of Directors, the Plan shall be administered by the Board of Directors or by a Committee appointed by the Board of Directors in accordance with all applicable laws, rules and regulations. Each member of the Committee shall be a director, an officer or an Employee of the Corporation. Each member shall serve for a term commencing on a date specified by the Board of Directors and continuing until he or she dies, resigns or is removed from office by the Board of Directors. No members shall receive any compensation for serving as a member of the Committee.

    8.2 POWERS. The Plan Administrator shall be vested with full authority to make, administer and interpret all rules and regulations as it deems necessary to administer the Plan. Any determination, decision or act of the Plan Administrator with respect to any action in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all other persons claiming under or through any Participant. The provisions of the Plan shall be construed in a manner consistent with the requirements of
Section 423 of the Code.

                                  ARTICLE IX

                    CHANGES IN CAPITALIZATION, MERGER, ETC.

    9.1 RIGHTS OF THE CORPORATION. The grant of a right to purchase Shares pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassification, reorganizations or other changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or transfer all or any part of its divisions, subsidiaries, business or assets.

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    9.2  RECAPITALIZATION.  Subject to any required action by the stockholders, the number of Shares covered by the Plan as provided in Section 7.1 and the price per Share shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Corporation resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only on the Shares). The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by the Plan Administrator without any further approval from the stockholders, which determination shall be conclusive.

    9.3 CONSOLIDATION OR MERGER. In the event of the consolidation or merger of the Corporation with or into any other business entity, or the sale by the Corporation of substantially all of its assets, the successor may continue the Plan by adopting the same by resolution of its board of directors or agreement of its partners or proprietors. If, within 90 days after the effective date of a consolidation, merger or sale of assets, the successor corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section 12.1.

                                   ARTICLE X

                           TERMINATION OF EMPLOYMENT

    For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick-leave or other leave of absence approved by the Corporation. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave.

                                  ARTICLE XI

                       STOCKHOLDER APPROVAL AND RULINGS

    The Plan is expressly made subject (a) to the affirmative vote of the holders of a majority of the outstanding shares of the Corporation present in person or by proxy at a meeting of stockholders within 12 months after the date the Plan is adopted and (b) at the Corporation's election, to the receipt by the Corporation from the Internal Revenue Service of a ruling in scope and content satisfactory to counsel to the Corporation, affirming the qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the stockholders within 12 months after the date the Plan is adopted and if, at the election of the Corporation a ruling from the Internal Revenue Service is sought but is not received on or before one year after the Plan's adoption by the Board of Directors, the Plan shall not come into effect. In that case, the Account of each Participant shall forthwith be paid to the Participant.


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                                  ARTICLE XII

                           MISCELLANEOUS PROVISIONS

    12.1 AMENDMENT AND TERMINATION OF THE PLAN.

         (a) The Board of Directors of the Corporation may at any time amend the Plan. Except as otherwise provided herein, no amendment may adversely affect or change any right to purchase Shares previously granted to any Participant. No amendment shall be made without prior approval of the stockholders of the Corporation if the amendment would:

              (i)  Permit the sale of more Shares than are authorized under
Section 7.1;

              (ii) Permit the sale of Shares to employees of entities which are not Employers as defined in Section 2.10;

              (iii) Materially increase the benefits accruing to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, under the Plan; or

              (iv) Modify the requirements as to eligibility for participation in the Plan.

         (b) The Plan is intended to be a permanent program, but an Employer shall have the right at any time to declare the Plan terminated completely as to the Employer. Upon such termination, amounts credited to the Accounts of Participants with respect to whom the Plan has been terminated shall be returned to such Participants.

    12.2 NON-TRANSFERABILITY. Neither payroll deductions credited to a Participant's Account nor any rights with regard to the purchase of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant except as provided in Section 6.2, and any attempted assignment, transfer, pledge, or other disposition shall be null and void. The Corporation may treat any such act as an election to withdraw funds in accordance with Section 6.3.

    12.3 USE OF FUNDS. All payroll deductions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purposes and the Corporation shall not be obligated to segregate the payroll deductions.

    12.4 EXPENSES. All expenses of administering the Plan shall be borne by the Corporation and its Participating Subsidiaries.

    12.5 NO INTEREST. No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant's Account.

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    12.6 REGISTRATION AND QUALIFICATION OF SHARES.  The Offering of the
Shares hereunder shall be subject to the effecting by the Corporation of any registration or qualification of the Shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Corporation shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. The Corporation shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

    12.7 PLAN NOT A CONTRACT OF EMPLOYMENT. The Plan is strictly a voluntary undertaking on the part of the Employer and shall not constitute a contract between the Employer and any Employee, or consideration for an inducement or a condition of the employment of an Employee. Except as otherwise required by law, nothing contained in the Plan shall give any Employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Except as otherwise required by law, inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to any Employee or Participant. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance that will give rise to the applicable right.

    12.8 SERVICE OF PROCESS. The Secretary of the Corporation is hereby designated agent for service of legal process on the Plan.

    12.9 NOTICE. All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator. Any notice required by the Plan to be received by the Corporation prior to an Enrollment Date, payroll period or other specified date, and received by the Plan Administrator subsequent to such date shall be effective on the next occurring Enrollment Date, payroll period or other specified date to which such notice applies.

    12.10 GOVERNING LAW. The Plan shall be interpreted, administered and enforced in accordance with the Code, and the rights of Participants, former Participants, and all other persons shall be determined in accordance with it. To the extent that state law is applicable, however the laws of the State of Oregon shall apply.

    12.11 PLURALS. Where the context so indicates, the singular shall include the plural and vice versa.

    12.12 TITLES. Titles of Articles and Sections are provided herein for convenience only and are not to serve as the basis for interpretation or construction of the Plan.

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




    12.13 REFERENCES. Unless the context clearly indicates to the contrary, reference to a Plan provision, statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

    12.14 RESPONSIBILITY. Neither the Corporation, its Board of Directors, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any Employee under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.


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